Exhibit 4.2

SAP SE

Rules of the Own SAP Plan

and the Own SAP Virtual Plan

Adopted by the Executive Board of SAP SE on August 30, 2016

CONTENTS

PREAMBLE		1

1	DEFINITIONS AND INTERPRETATION	1

2	OPERATION OF THE PLAN	4

3	PARTICIPATION IN THE PLAN	4

4	LIMITS AND SCALING BACK WHERE A JURISDICTION LIMIT APPLIES	5

5	SHARE PURCHASES	6

6	DISPOSAL OF PURCHASED SHARES	6

7	DIVIDENDS	7

8	TAXATION AND REGULATORY ISSUES	7

9	WITHDRAWAL	7

10	CESSATION OF EMPLOYMENT OR EFFECT OF A PARTICIPATING SUBSIDIARY CEASING TO PARTICIPATE	8

11	INTERNATIONAL TRANSFERS	9

12	AMENDMENTS	9

13	LEGAL ENTITLEMENT	9

14	GENERAL	10

ADDENDUM - THE OWN SAP VIRTUAL PLAN		12

PREAMBLE		12

1	DEFINITIONS AND INTERPRETATION	12

2	OPERATION OF THE VIRTUAL PLAN	13

3	PARTICIPATION IN THE VIRTUAL PLAN	14

4	LIMITS AND SCALING BACK WHERE A JURISDICTION LIMIT APPLIES	14

5	VIRTUAL SHARE ALLOCATION AND GRANT OF VIRTUAL SHARE AWARDS	14

6	RESTRICTIONS ON TRANSFER AND BANKRUPTCY	15

7	PAYMENT	15

8	TAXATION AND REGULATORY ISSUES	15

9	CESSATION OF EMPLOYMENT OR EFFECT OF A PARTICIPATING SUBSIDIARY CEASING TO PARTICIPATE	15

10	INTERNATIONAL TRANSFERS	16

11	CORPORATE EVENTS	16

12	ADJUSTMENTS	17

13	AMENDMENTS	17

14	LEGAL ENTITLEMENT	17

15	GENERAL	17

The Own SAP Plan

PREAMBLE

The Own SAP Plan (referred to as the “Own Plan” or “Own”) has been established in order to offer an incentive for Participants (as defined below) to achieve a sustained increase in the value of SAP SE, to strengthen Participants’ identification with SAP SE, and to contribute to a real and sustainable culture of employees as shareholders.

Shares purchased under Own will be dividend-bearing shares in SAP SE. SAP SE may determine that any dividend paid in respect of shares held on a Participant’s behalf under the Own Plan will be reinvested in the purchase of further shares under the Own Plan.

The Own Plan allows Participants to acquire shares in SAP SE in accordance with its rules.

The Own SAP Virtual Plan (included as an addendum to the Own Plan) has been established in order to offer an incentive to Participants in countries in which it is impossible or impractical for SAP to operate the Own Plan. The Own SAP Virtual Plan will be operated over virtual shares in SAP SE and will entitle Participants to a cash payment, the value of which will be determined by reference to the value of shares in SAP SE in accordance with its rules. Virtual shares purchased under the Own SAP Virtual Plan will be non-dividend-bearing shares in SAP SE.

1	DEFINITIONS AND INTERPRETATION

1.1	In this Plan, unless otherwise stated, the words and expressions below have the following meanings:

“Aggregate Euro Contribution”	the Euro amount of the aggregate of the Contribution made by a Participant and the related Matching Contribution (calculated in accordance with rule 3.8);

“Board”	the Executive Board of the Company or any duly authorised committee of this board or any delegate of this board;

“Company”	SAP SE with its statutory seat in Walldorf, Germany and registered with the Local Court of Mannheim under HRB 719915;

“Contribution”	the payment (being a whole percentage of their Gross Salary) made by or on behalf of a Participant in the Participant’s local currency (or in such other currency determined by the Board) each month (or at such other frequency determined by the Board) to be used in the acquisition of Purchased Shares pursuant to the terms of the Plan, which will, subject to rule 3.4, be deducted from a Participant’s Net Salary;

“Eligible Employee”	subject to any Participant Limit, an employee of the Company or any of its Participating Subsidiaries (excluding a member of the SAP SE Executive Board or an Excluded Group) who (i) has the legal capacity to enter into an Enrolment Agreement, (ii) is resident in a Participating Jurisdiction, (iii) is employed by the Company or a Participating Subsidiary and (iv) has a period of two months of continuous service or such longer period (up to a maximum of six months) of continuous service as determined by the Board;

“Enrolment Agreement”	the agreement between (i) the Company or a Participating Subsidiary and (ii) an Eligible Employee pursuant to which an Eligible Employee agrees to become a Participant in the Plan and make Contributions pursuant to rule 3.1;

“Excluded Group”	such grouping of employees of the Company or any of its Participating Subsidiaries as may be determined by the Board from time to time;

“Fixed Amount”	such amount as determined by the Board from time to time (in local currency or in such other currency as determined by the Board), which may vary according to a Participant’s seniority and the Participating Jurisdiction in which such Participant is resident;

“Fractional Shares”	a fraction of a Share;

“Frankfurt Stock Exchange”	XETRA trading system at the Frankfurter Wertpapierbörse (Frankfurt Stock Exchange) operated by Deutsche Börse AG, Frankfurt (or any functionally comparable trading system succeeding the XETRA system);

“Gross Salary”	regular monthly base salary from time to time payable to a Participant by his employing company as determined by the Board before the deduction of applicable taxes;

“Group Member”	the Company, any Subsidiary of the Company or any other affiliated company in the sense and meaning of section 15 of the German Stock Corporation Act (together, the “Group”);

“Jurisdiction Limit”	the maximum aggregate amount of Contributions in the currency of the applicable jurisdiction that may be made by any or all Eligible Employees resident or deemed to be resident in that jurisdiction and set by the Board to take account of laws or regulations applicable in that jurisdiction or for any other reason at the Board’s discretion;

“Matching Contribution”	the payment made by a Participant’s employer (or such other person as determined by the Board) to a Participant in the Participant’s local currency (or in such other currency determined by the Board) conditional on the payment of a Contribution on the condition that it shall be applied for the acquisition of Purchased Shares pursuant to the terms of the Plan (and for no other purpose), such Matching Contribution to comprise (i) any Fixed Amount applicable to the relevant Participant; plus (ii) an amount equal to the Relevant Percentage of the Contribution unless the Board determines otherwise, provided that such Matching Contribution may not, in any calendar year, exceed EUR 6,000 (or equivalent where Contributions are made in a currency other than Euros, based on such exchange rate as is determined by the Company);

“Maximum Contribution”	the maximum Contribution which may be made being 10% of the Eligible Employee’s Gross Salary;

“Minimum Contribution”	the minimum Contribution which may be made being 1% of the Eligible Employee’s Gross Salary;

“Net Salary”	regular monthly base salary from time to time payable to a Participant by his employing company as determined by the Board after the deduction of applicable taxes;

“Nominee Account”	the account of the Plan Administrator where the Purchased Shares are held by the Plan Administrator for and on behalf of the Participants under a custody arrangement made between the Plan Administrator and each Participant;

“Participant”	an Eligible Employee who has entered into an Enrolment Agreement to participate in the Plan pursuant to rule 3, or following their death, their personal representatives;

“Participant Limit”	the maximum number of Eligible Employees who may be invited to participate in the Plan in a Participating Jurisdiction, such maximum to be set by the Board to take account of laws or regulations applicable in that Participating Jurisdiction or for any other reason at the Board’s discretion;

“Participating Jurisdiction”	a jurisdiction selected by the Board from time to time in which participation in the Plan will be offered;

“Participating Subsidiary”	a Subsidiary of the Company selected by the Board from time to time for the purposes of the Plan;

“Plan”	the Own SAP Plan in its present form or as from time to time amended;

“Plan Administrator”	such third party service provider appointed by the Company from time to time to administer and operate the Plan, including by providing Participants with a nominee account and access to an online portal, and by acquiring the Shares for and on behalf of the Participants in accordance with rule 5;

“Purchase Date”	the Trading Day or Trading Days on which Purchased Shares are acquired on behalf of a Participant in accordance with rule 5;

“Purchase Price”	the price of a Share, as determined in accordance with rule 5.3;

“Purchased Shares”	Shares (including any Fractional Shares) acquired by or on behalf of a Participant under rule 5 or rule 7;

“Purchased Whole Shares”	Purchased Shares (excluding any Fractional Shares);

“Purchased Share Dividend”	has the meaning given to it in rule 7.1;

“Relevant Percentage”	such percentage as determined by the Board from time to time;

“Revised Contribution”	has the meaning given to it in rule 3.5;

“Share”	a voting, dividend-bearing, no-par bearer share of the Company listed on the Frankfurt Stock Exchange and identified as ISIN DE 0007164600 and WKN 716460;

“Subsidiary”	a company the majority of whose shares or voting rights is directly or indirectly held by the Company;

“Tax Liability”	any tax, withholdings, levies, charges or social security contributions liability in any jurisdiction in connection with the Plan for which the Participant is liable (including any penalty, fine, surcharge, interest, charges or costs relating thereto) and for which any Group Member or former Group Member or the Plan Administrator is obliged to account to any relevant authority; and

“Trading Day”	any day on which the XETRA trading system at the Frankfurt Stock Exchange (or any successor trading system thereto) is open for business.

1.2	Unless the context otherwise requires, references in the Plan to:

1.2.1	any statutory provisions are to those provisions as amended or re-enacted from time to time;

1.2.2	the singular include the plural and vice versa; and

1.2.3	the masculine include the feminine and vice versa.

1.3	Headings do not form part of the Plan.

2	OPERATION OF THE PLAN

2.1	The Board may at any time when it is operating the Plan:

2.1.1	subject to rule 2.2, identify the Participating Jurisdictions and Participating Subsidiaries;

2.1.2	identify the Participating Jurisdictions (if any) in which a Jurisdiction Limit will apply and the amount of each applicable Jurisdiction Limit; and

2.1.3	identify the Participating Jurisdictions (if any) in which a Participant Limit will apply and the maximum number of Eligible Employees permitted by each Participant Limit.

2.2	The Board may determine at any time that any Participating Jurisdiction or Participating Subsidiary shall cease to be a Participating Jurisdiction or Participating Subsidiary.

3	PARTICIPATION IN THE PLAN

3.1	An Eligible Employee who wishes to participate in the Plan must enter into an Enrolment Agreement.

3.2	Each Eligible Employee will be required to specify the Contribution (as a whole percentage of their Gross Salary) that they wish to make to the Plan. Each Contribution must be at least equal to the Minimum Contribution and, subject to any applicable Jurisdiction Limit, must not exceed the Maximum Contribution.

3.3	Provided the Enrolment Agreement is completed to the satisfaction of the relevant Group Member, the time at which the first Contribution is made by an Eligible Employee who becomes a Participant in the Plan will depend on when the Eligible Employee’s Enrolment Agreement is received by that Group Member (or by the Plan Administrator acting on its behalf) in accordance with this rule 3.3:

3.3.1	if the Eligible Employee’s Enrolment Agreement is received by the relevant Group Member (or by the Plan Administrator acting on its behalf) on the first calendar day of a calendar month, the first Contribution will be made in that calendar month; and

3.3.2	if the Eligible Employee’s Enrolment Agreement is received by the relevant Group Member (or by the Plan Administrator acting on its behalf) after the first calendar day of a calendar month, the first Contribution will be made in the calendar month following that calendar month.

3.4	Contributions will be made by or on behalf of Participants by deductions from their Net Salary provided that:

3.4.1	where a Participant has received a Gross Salary increase that takes effect retrospectively, no Contributions will be deducted from any payment that relates to a period prior to the month in which the first payment of the increased Gross Salary is received by the Participant; and

3.4.2	no Contributions will be deducted from Net Salary where such deduction would be unlawful in the relevant Participating Jurisdiction.

3.5	Each Participant may change their Contribution at any time by notifying the relevant Group Member (or the Plan Administrator on its behalf) of their revised Contribution (a “Revised Contribution”), provided that such Revised Contribution complies with rule 3.2.

3.6	A Participant’s Revised Contribution will take effect:

3.6.1	if the Participant’s notification of a Revised Contribution is received by the relevant Group Member (or the Plan Administrator on its behalf) on the first calendar day of a calendar month, from that calendar month; and

3.6.2	if the Participant’s notification of a Revised Contribution is received by the relevant Group Member (or the Plan Administrator on its behalf) after the first calendar day of a calendar month, from the calendar month following that calendar month.

3.7	Each relevant Group Member will match each Participant’s Contribution with the applicable Matching Contribution in each calendar month.

3.8	Where Contributions and related Matching Contributions are made in a currency other than Euros, the aggregate of the Contributions and Matching Contributions will be exchanged into an amount in Euros using such exchange rate as is determined by the Company. Where available the exchange rate published by the European Central Bank on the last Trading Day of the calendar month in which the Contribution and Matching Contribution were made will be used.

3.9	The Board may determine that each Participant must enter into a new Enrolment Agreement up to once every three years subject to the rules of the Plan as amended from time to time, including such Maximum Contribution as may apply at the relevant time. Any Participant who does not enter into a new Enrolment Agreement following the expiry of the time period specified for a Participant to do so will be deemed to have withdrawn from the Plan in accordance with rule 9.1.

4	LIMITS AND SCALING BACK WHERE A JURISDICTION LIMIT APPLIES

4.1	If the aggregate Contributions made or to be made during any period determined by the Board by all or any Participants in a Participating Jurisdiction would exceed any applicable Jurisdiction Limit, the Board may reduce Contributions to be made by those Participants during any period determined by the Board using such method or methods as it deems appropriate with effect from the next Contribution.

4.2	Where the Contributions to be made by Participants are reduced pursuant to this rule 4, Participants will be notified by the Company accordingly.

5	SHARE PURCHASES

5.1	Each Aggregate Euro Contribution will be applied by the Plan Administrator, for and on behalf of the Participants, in the acquisition of Shares on or as soon as reasonably practicable following the tenth day of the calendar month after the calendar month in which the Aggregate Euro Contribution is contributed. Any residual Aggregate Euro Contribution lower than the price of one Share pursuant to rule 5.3 will be used to acquire Fractional Shares.

5.2	The number of Purchased Shares that will be allocated on behalf of each Participant as their Purchased Shares under rule 5.1 will be such number of Shares and Fractional Shares as may be purchased with the Aggregate Euro Contribution on the relevant Purchase Date or Purchase Dates in accordance with rule 5.3.

5.3	The price at which Purchased Shares are acquired will be:

5.3.1	if all Participants’ Shares for the relevant calendar month are acquired on a single Purchase Date, the price at which the Shares are purchased on the Frankfurt Stock Exchange (XETRA), or if Shares are acquired at more than one purchase price, the average of these prices; and

5.3.2	if all Participants’ Shares for the relevant calendar month are acquired on a number of Purchase Dates, the average of the prices at which the Shares are purchased on the Frankfurt Stock Exchange (XETRA).

5.4	Purchased Shares will be held by the Plan Administrator on the Participants’ behalf in the Nominee Account or on such other basis as the Board determines.

6	DISPOSAL OF PURCHASED SHARES

6.1	A Participant may sell or transfer to a private securities account some or all of their Purchased Whole Shares at any time and subject to the terms and conditions of the custody arrangement governing the Nominee Account or in such other manner as prescribed and facilitated by the Plan Administrator from time to time.

6.2	A Participant may not sell or transfer any of their Fractional Shares, but may under rule 6.3 or rule 10.4 be entitled to a cash payment equal in value to any Fractional Shares held on the relevant Participant’s behalf in the Nominee Account.

6.3	Subject to rule 10.4 (which applies on cessation of employment), if a Participant sells out of the Nominee Account all (and not some only) of his Purchased Whole Shares, such Participant may request a cash payment equal in value to any Fractional Shares held on the Participant’s behalf in the Nominee Account. Such request may take the form of a “sell all” instruction that applies to the Participant’s Purchased Whole Shares and Fractional Shares. Such payment will be made to the Participant within 90 days of receipt of the request.

7	DIVIDENDS

7.1	Unless otherwise decided by the Board on or before the date on which any dividend is paid in respect of the Purchased Shares held on a Participant’s behalf in the Nominee Account (a “Purchased Share Dividend”) such dividend will be applied in the acquisition of further Shares.

7.2	Any acquisition of further Shares in accordance with this rule 7 will be made by no later than the end of the seventh Trading Day following the day on which the Purchased Share Dividend is paid by the Company. Such Purchased Shares will be transferred to the Nominee Account and be visible in the online portal of the Plan Administrator as soon as practicable after the settlement of the acquisition.

7.3	The number of Purchased Shares that will be allocated on behalf of each Participant as their Purchased Shares under this rule 7 will be such number of Shares and Fractional Shares as may be purchased with the Purchased Share Dividend on the relevant Purchase Date or Purchase Dates in accordance with rule 5.3.

7.4	The Board may modify or revoke any determination for reinvestment of dividends.

7.5	Any Purchased Shares acquired under this rule 7 will be held on the same terms as any Purchased Shares acquired under rule 5.

8	TAXATION AND REGULATORY ISSUES

8.1	A Participant will be responsible for and indemnifies each relevant Group Member against any Tax Liability. Any Group Member or the Plan Administrator (on behalf of a Group Member) may withhold an amount to settle such Tax Liability from any amounts due to the Participant (to the extent such withholding is not in breach of any applicable laws) including by withholding such amount from a Participant’s Gross Salary (including withholding in advance of the date on which such Tax Liability arises) and/or make any other arrangements as it considers appropriate to ensure recovery of such Tax Liability including, without limitation, the sale of sufficient Shares to realise an amount to settle the Tax Liability. A Participant will also be responsible for all taxes and social security liabilities which they are obliged to account for directly to any tax authority in any jurisdiction in connection with the Plan.

8.2	The Company and the Participants are obliged to comply with any applicable laws and regulations on insider dealing and any Company insider policies.

9	WITHDRAWAL

9.1	A Participant may, at any time, give notice that they wish to withdraw from the Plan.

9.2	Where a Participant has given notice to withdraw from the Plan, their Contributions will cease as soon as reasonably practicable thereafter, and in any event no later than 45 days after receipt by the relevant Group Member (or by the Plan Administrator acting on its behalf) of the Participant’s notice of withdrawal.

9.3	If a Participant gives notice that they wish to withdraw from the Plan, they may re-join the Plan by specifying their Contribution in accordance with rule 3.2, provided that such Participant is party to a valid Enrolment Agreement.

9.4	If a Participant:

9.4.1	withdraws any consent given regarding the collection, holding, processing or transfer of their personal data in relation to the operation of the Plan; or

9.4.2	terminates any arrangements with the Plan Administrator that relate to the Plan,

the Participant will be deemed to have withdrawn from the Plan in accordance with rule 9.1.

10	CESSATION OF EMPLOYMENT OR EFFECT OF A PARTICIPATING SUBSIDIARY CEASING TO PARTICIPATE

10.1	No further Contributions may be made after a Participant has ceased to hold employment with the Company or any Participating Subsidiary (including in circumstances where a Participant’s employer ceases to be a Subsidiary of the Company), provided that a further Contribution may be made where the Participant receives a payment of Gross Salary following such cessation.

10.2	If a Participant ceases to hold employment with any Group Member (including in circumstances where a Participant’s employer ceases to be a Subsidiary of the Company) such Participant must either:

10.2.1	sell; or

10.2.2	transfer to a private securities account,

all of his Purchased Whole Shares held in the Nominee Account within 90 days after cessation of employment (or, in the case of a Participant who has died, within nine months after death). A Participant may not sell or transfer any Fractional Shares, but may under rule 10.4 be entitled to a cash amount equal in value to any Fractional Shares held on the relevant Participant’s behalf in the Nominee Account.

10.3	If the Participant does not sell or transfer all of his Purchased Whole Shares in accordance with rule 10.2, the Plan Administrator may sell all of the Participant’s Purchased Whole Shares held in the Nominee Account on behalf of the Participant and transfer the proceeds (less any costs) to the Participant’s last known bank account.

10.4	Where, following a Participant ceasing to hold employment in accordance with rule 10.2:

10.4.1	the Participant sells all of his Purchased Whole Shares held in the Nominee Account in accordance with rule 10.2.1 in such manner as prescribed and facilitated by the Plan Administrator (which may take the form of a “sell all” instruction); or

10.4.2	the Plan Administrator sells all of the Participant’s Purchased Whole Shares held in the Nominee Account on behalf of the Participant in accordance with rule 10.3 a cash amount equal in value to any Fractional Shares held on the relevant Participant’s behalf in the Nominee Account shall be returned to the Participant’s last known bank account.

10.5	Where, following a Participant ceasing to hold employment in accordance with rule 10.2, rule 10.4 does not apply, including where the Participant transfers all of his Purchased Whole Shares to a private securities account in accordance with rule 10.2.2, any Fractional Shares shall be forfeited by the Participant.

10.6	If the Board determines in accordance with rule 2.2 that a Participating Jurisdiction or a Participating Subsidiary shall cease to be such a Participating Jurisdiction or Participating Subsidiary any Participant who ceases to be an Eligible Employee as a result will be treated as if they had ceased to hold employment with a Participating Subsidiary on the date of the Board’s determination.

11	INTERNATIONAL TRANSFERS

11.1	If a Participant is transferred to work in an overseas location on local terms and conditions pursuant to a local employment contract, but continues to hold employment with a Group Member, they will be deemed to have withdrawn from the Plan in accordance with rule 9.1. The Participant shall be responsible for any liabilities incurred on account of any Shares they continue to hold following that date.

11.2	A Participant to whom rule 11.1 applies may only re-join the Plan in accordance with rule 3.1 and provided that:

11.2.1	the overseas location is a Participating Jurisdiction;

11.2.2	they are employed by the Company or a Participating Subsidiary;

11.2.3	their participation will be subject to any applicable Jurisdiction Limit or Participant Limit; and

11.2.4	in the case of a Participant whose employment is transferred to a Participating Subsidiary in the People’s Republic of China, there has been a period of six months after the Participant’s commencement of employment with the Participating Subsidiary in the People’s Republic of China or such shorter period as the relevant Participating Subsidiary may determine.

12	AMENDMENTS

12.1	Subject to rule 12.2, the Board may at any time amend the rules of the Plan.

12.2	No amendment to the material disadvantage of existing rights of Participants will be made under rule 12.1 unless:

12.2.1	every Participant who may be affected by such amendment has been invited to indicate whether or not they approve the amendment; and

12.2.2	the amendment is approved by a majority of those Participants who have so indicated.

12.3	Notwithstanding rule 12.2, the Board may at any time require that each Participant enters into a new Enrolment Agreement in accordance with rule 3.9.

13	LEGAL ENTITLEMENT

13.1	This rule 13 applies during a Participant’s employment with any Group Member and after the termination of such employment, whether or not the termination is lawful.

13.2	Nothing in the Plan or its operation (including a Participant’s right to be paid a Matching Contribution in accordance with the rules of the Plan) forms part of the terms of employment of a Participant, Eligible Employee or any other employee and the rights and obligations arising from a Participant’s employment with any Group Member are separate from, and are not affected by, the Participant’s participation in the Plan. Participation in the Plan does not create any right to continued employment for any Participant.

13.3	Participation in the Plan (including a Participant’s right to be paid a Matching Contribution in accordance with the rules of the Plan) does not affect a Participant’s rights under any pension scheme which relates to their employment and in particular (but without limitation) the benefits provided to or in respect of the Participant under the pension scheme are not to be increased as a result of the Participant’s participation in the Plan.

13.4	The acquisition of Purchased Shares on behalf of a Participant does not create any right for that Participant to be offered participation in the Plan in future or for Purchased Shares to be acquired on any particular terms.

13.5	By participating in the Plan, a Participant waives all rights to compensation for any loss in relation to the Plan, including:

13.5.1	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of the Participant’s employment);

13.5.2	any exercise of a discretion or a decision taken in relation to any Purchased Shares, and/or the Plan, or any failure to exercise a discretion or take a decision; and

13.5.3	the operation, suspension, termination or amendment of the Plan.

14	GENERAL

14.1	Participants acknowledge that the purchase of Shares is associated with risks including but not limited to the risk that the value of the Shares may decline and that some or all of the capital invested by Participants may be lost.

14.2	The Plan will terminate by the passing of a resolution by the Board. Termination of the Plan will be without prejudice to the existing rights of Participants.

14.3	By participating in the Plan, a Participant consents to the collection, holding, processing and transfer of their personal data by any Group Member or any third party for all purposes relating to the operation of the Plan, including but not limited to, the administration and maintenance of Participant records, providing information to prospective purchasers of the Company or any business in which the Participant works and to the transfer of information about the Participant to any country or territory within or outside the European Union or European Economic Area.

14.4	The Plan will be administered by the Board and the Board may engage the services of a third party to administer the operation of the Plan on its behalf. The Board may change the third party providing such administration services at any time and, by participating in the Plan, a Participant consents to the Company and any such third party administrator taking any and all steps necessary or desirable to effect such change on behalf of the Participant. The Board will have full authority, consistent with the Plan, to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt regulations for administering the Plan. Decisions of the Board will be final and binding on all parties.

14.5

Any notice or other communication in connection with the Plan may be delivered personally or sent by electronic means or post, in the case of a company to its registered office (for the attention of the company secretary), and in the case of an individual to their last known address, or, where the individual is a director or employee of a Group Member, either to their last known address or to the address of the place of business at which the director or employee performs the whole or substantially the whole of their duties. Where a notice or other communication is given by post, it will be deemed to have been received 72 hours after it was put into the post properly addressed and stamped, and if by electronic means, when the sender receives electronic confirmation of delivery or if not available, 24 hours after sending the notice.

14.6	These rules will be governed by and construed in accordance with the laws of Germany. Any person referred to in this Plan submits to the exclusive jurisdiction of the competent German court.

14.7	In the event that the rules of the Plan are translated into other languages the English version of the rules of the Plan will prevail.

Addendum -

THE OWN SAP VIRTUAL PLAN

PREAMBLE

This Addendum constitutes the rules of the Own SAP Virtual Plan (referred to as “Own Virtual” or the “Virtual Plan”). Where there is any conflict between the rules of the Own Plan and this Virtual Plan, the terms of this Virtual Plan will prevail.

No actual contributions will be made by Participants under the Virtual Plan (by deductions from salary or otherwise). Instead, Participants will be deemed to have made Hypothetical Contributions.

No actual Shares will be purchased under the Virtual Plan. Instead, Participants will be awarded Virtual Share Awards that relate to a number of Virtual Shares. Virtual Share Awards are entitlements to receive a cash sum, the value of which will be determined by reference to a number of Virtual Shares. Virtual Share Awards do not give Participants any entitlement to receive dividends or dividend equivalents on the Virtual Shares subject to the Virtual Share Awards. Virtual Share Awards do not give Participants any entitlement to attend or vote at shareholder meetings of the Company.

Virtual Shares represent whole Shares. Participants will have no entitlement to fractional Virtual Shares.

1	DEFINITIONS AND INTERPRETATION

1.1	Capitalised terms in this Virtual Plan have the same meanings as set out in the Own SAP Plan, save that, unless otherwise stated, the words and expressions below have the following meanings:

“Allocation Date”	the Trading Day on which Virtual Shares are allocated in accordance with rule 5;

“Allocated Virtual Shares”	Virtual Shares allocated under rule 5;

“Control”	(i) direct or indirect legal or beneficial ownership of, in the aggregate, more than 50% of the shares or voting rights in the Company, or the ability to otherwise exercise a dominating influence over the Company within the meaning of § 17 of the German Stock Corporation Act; or

(ii) in the event of a public tender offer for shares in the Company, circumstances where (A) the Shares already in the control of the offeror and the Shares which have already been tendered carry, at any point in time during the tender offer, in the aggregate more than 50% of the voting rights in the Company, and (B) the offer becomes unconditional;

“Eligible Employee”	subject to any Participant Limit, an employee of the Company or any of its Participating Subsidiaries (excluding a member of the SAP SE Executive Board or an Excluded Group) who (i) has the legal capacity to participate, (ii) is resident in a Participating Jurisdiction, and (iii) is employed by the Company or a Participating Subsidiary;

“Euro Contribution”	the Euro amount of the Matching Contribution (calculated in accordance with rule 3.8);

“Grant Date”	the date on which a Virtual Share Award is granted under rule 5.2;

“Hypothetical Contribution”	such annual amount as is deemed to have been contributed by a Participant in the Participant’s local currency (or in such other currency determined by the Board), which will be used to calculate Matching Contributions in accordance with the rules of the Virtual Plan;

“Matching Contribution”	the amount calculated by a Participant’s employer (or such other person as determined by the Board) in respect of a Participant in the Participant’s local currency (or in such other currency determined by the Board) to be applied for the allocation of Virtual Shares pursuant to the terms of the Virtual Plan, such Matching Contribution to comprise (i) any Fixed Amount applicable to the relevant Participant; plus (ii) an amount equal to the Relevant Percentage of the Hypothetical Contribution unless the Board determines otherwise, provided that such Matching Contribution may not, in any calendar year, exceed EUR 6,000 (or equivalent where Matching Contributions are calculated in a currency other than Euros, based on such exchange rate as is determined by the Company);

“Participant”	an Eligible Employee who has been selected to participate in the Virtual Plan pursuant to rule 3, or following their death, their personal representatives;

“Quarter Date”	10 March, 10 June, 10 September and 10 December;

“Vesting Date”	the first anniversary of the Grant Date, or such other date as determined by the Board on or before the Grant Date;

“Virtual Share Award”	a conditional entitlement to receive a cash sum equal to a number of Allocated Virtual Shares;

“Virtual Plan”	the Own SAP Virtual Plan in its present form or as from time to time amended, which is an addendum to the Plan; and

“Virtual Share”	a virtual share representing a Share.

1.2	Where the Virtual Plan states that a provision of the Plan will apply, that provision of the Plan will apply to the Virtual Plan as if:

1.2.1	references to the “Plan” and its rules and defined terms were references to the Virtual Plan and its rules and defined terms;

1.2.2	references to “Contributions” were references to Hypothetical Contributions; and

1.2.3	references to the acquisition of “Purchased Shares” were references to the allocation of Allocated Virtual Shares.

1.3	Rules 1.2 and 1.3 of the Plan will apply to the Virtual Plan.

2	OPERATION OF THE VIRTUAL PLAN

2.1	Rule 2 of the Plan will apply to the Virtual Plan.

3	PARTICIPATION IN THE VIRTUAL PLAN

3.1	The Board may determine in its discretion whether an Eligible Employee will become a Participant in the Virtual Plan.

3.2	The Board will determine the Hypothetical Contribution that will apply to each Eligible Employee on such basis as it considers appropriate (whether by reference to the Eligible Employee’s Gross Salary or otherwise).

3.3	The first Hypothetical Contribution will be deemed to be made by an Eligible Employee who becomes a Participant in the Virtual Plan in such month as the Board determines.

3.4	Subject to rules 9, 10 and 11, a Hypothetical Contribution will be deemed to be made by a Participant on an annual basis in such month as the Board determines, until the Board determines otherwise (including on termination of the Virtual Plan in accordance with rule 14.2 of the Plan (as incorporated by rule 15.1 of the Virtual Plan).

3.5	No actual contributions will be made by or on behalf of Participants (by deductions from salary or otherwise).

3.6	The Board may change the Hypothetical Contribution at any time. Participants will be notified of any change to the Hypothetical Contribution.

3.7	Each relevant Group Member will calculate, on the basis of each Participant’s Hypothetical Contribution, the applicable Matching Contribution in the calendar month in which the Hypothetical Contribution is deemed to be made.

3.8	Where Matching Contributions are calculated in a currency other than Euros, the Matching Contributions will be recalculated in Euros using such exchange rate as is determined by the Company.

4	LIMITS AND SCALING BACK WHERE A JURISDICTION LIMIT APPLIES

4.1	Rule 4 of the Plan will apply to the Virtual Plan.

5	VIRTUAL SHARE ALLOCATION AND GRANT OF VIRTUAL SHARE AWARDS

5.1	Each Euro Contribution will be applied by the Plan Administrator, for and on behalf of the Participants, in the allocation of Virtual Shares in accordance with this rule 5 on or as soon as reasonably practicable following the tenth day of the calendar month after the calendar month in which the Euro Contribution is calculated. No fractional Virtual Shares will be allocated to Participants under the Virtual Plan.

5.2	Each Participant will be granted a Virtual Share Award over a number of Allocated Virtual Shares. The number of Allocated Virtual Shares that will comprise each Participant’s Virtual Share Award will be such number of Shares as could be purchased with the Euro Contribution on the relevant Allocation Date in accordance with rule 5.3, rounded down to the nearest whole Share, provided that such number will be at least one Allocated Virtual Share. No actual Shares will be purchased under the Virtual Plan. The Participant will be notified of the Grant Date and the number of Allocated Virtual Shares subject to his Virtual Share Award.

5.3	The price at which and the day on which Virtual Shares are allocated will be determined by the Board taking into account the average price at which Shares may be purchased on the Frankfurt Stock Exchange (XETRA) over such period preceding (and including) the Grant Date as the Board may determine and such other factors as the Board considers relevant.

5.4	A Participant may reject a Virtual Share Award by giving notice to the relevant Participant’s employer within four weeks of the Grant Date of such Virtual Share Award. If a Participant rejects a Virtual Share Award in accordance with this rule 5.4, such Virtual Share Award shall lapse immediately.

6	RESTRICTIONS ON TRANSFER AND BANKRUPTCY

6.1	A Virtual Share Award must not be transferred, assigned, charged or otherwise disposed of in any way (except in the event of the Participant’s death, to his personal representatives) and will lapse immediately on any attempt to do so to the extent permitted by any relevant law.

6.2	A Virtual Share Award will lapse immediately if the Participant is declared bankrupt or if any analogous event occurs.

7	PAYMENT

7.1	Subject to rules 8, 9, 10 and 11, a Participant will be entitled to receive a cash sum equal to the market value of the Allocated Virtual Shares subject to a Virtual Share Award on the Vesting Date of such Virtual Share Award.

7.2	For the purposes of rule 7.1, the market value of the Allocated Virtual Shares shall be determined by reference to the average price at which Shares may be sold on the Frankfurt Stock Exchange (XETRA) over such period preceding (and including) the Vesting Date as the Board may determine.

7.3	The payment referred to in rule 7.1 will be made to the Participant no later than in the month following the Vesting Date (based on such exchange rate as is determined by the Company).

8	TAXATION AND REGULATORY ISSUES

8.1	Rule 8 of the Plan will apply to the Virtual Plan, except that Group Members and the Plan Administrator shall not be authorised to sell Shares to realise an amount to settle any Tax Liability.

9	CESSATION OF EMPLOYMENT OR EFFECT OF A PARTICIPATING SUBSIDIARY CEASING TO PARTICIPATE

9.1	No further Hypothetical Contributions may be made after a Participant has ceased to hold employment with the Company or any Participating Subsidiary (including in circumstances where a Participant’s employer ceases to be a Subsidiary of the Company).

9.2	If a Participant ceases to hold employment with any Group Member (including in circumstances where a Participant’s employer ceases to be a Subsidiary of the Company) such Participant will be entitled to receive a cash sum equal to the market value (as determined by the Board) of the Allocated Virtual Shares subject to a Virtual Share Award on the next Quarter Date following the date of cessation in accordance with rule 9.3.

9.3	If rule 9.2 applies, the number of Allocated Virtual Shares subject to a Virtual Share Award will be reduced pro rata by reference to the period of time between the Grant Date and the next Quarter Date following the date of cessation of employment as a proportion of the period of time between the Grant Date and the Vesting Date.

9.4	The payment referred to in rule 9.2 will be made to the Participant no later than in the month after the next Quarter Date following the cessation of employment (based on such exchange rate as is determined by the Company).

9.5	If the Board determines in accordance with rule 2.2 of the Plan (as incorporated by rule 2.1 of the Virtual Plan) that a Participating Jurisdiction or a Participating Subsidiary shall cease to be such a Participating Jurisdiction or Participating Subsidiary any Participant who ceases to be an Eligible Employee as a result will be treated as if they had ceased to hold employment with a Participating Subsidiary on the date of the Board’s determination.

10	INTERNATIONAL TRANSFERS

10.1	If a Participant is transferred to work in an overseas location on local terms and conditions pursuant to a local employment contract, but continues to hold employment with a Group Member, their Virtual Share Award will continue to be subject to its original Vesting Date, and their ongoing participation will be subject to any applicable Jurisdiction Limit or Participant Limit. Unless the location to which the Participant is transferred is:

10.1.1	a Participating Jurisdiction; and

10.1.2	a Participating Subsidiary;

no further Hypothetical Contributions will be deemed to be made by such Participant.

11	CORPORATE EVENTS

11.1	Where any of the events described in rule 11.3 occur, a Participant will be entitled to receive a cash sum equal to the market value (as determined by the Board) of the Allocated Virtual Shares subject to a Virtual Share Award at the time of such event in accordance with rule 11.2.

11.2	If rule 11.1 applies, the number of Allocated Virtual Shares subject to a Virtual Share Award will be reduced pro rata by reference to the period of time between the Grant Date and the next Quarter Date following the date of such event as a proportion of the period of time between the Grant Date and the Vesting Date.

11.3	The events referred to in rule 11.1 are:

11.3.1	any person (either alone or together with any person acting in concert with him) obtaining Control of the Company;

11.3.2	the sale and/or transfer of all or substantially all of the Company’s assets to a person who is not a Group Member;

11.3.3	a merger (pursuant to Section 2 of the German Transformation Act; Verschmelzung) of the Company with a person who is not a Group Member;

11.3.4	the passing of a resolution for the voluntary winding-up or the making of an order for the compulsory winding up of the Company; or

11.3.5	the completion of a spin-off (pursuant to Section 123 of the German Transformation Act; Spaltung) of the Company.

11.4	The payment referred to in rule 11.1 will be made to the Participant no later than in the month following the relevant event (based on such exchange rate as is determined by the Company).

12	ADJUSTMENTS

12.1	The number of Allocated Virtual Shares subject to a Virtual Share Award may be adjusted in such manner as the Board determines, in the event of:

12.1.1	any variation of the share capital of the Company; or

12.1.2	a demerger, delisting, special dividend or other event which may, in the opinion of the Board, affect the current or future value of Shares.

13	AMENDMENTS

13.1	Rule 12 (other than rule 12.3) of the Plan will apply to the Virtual Plan.

14	LEGAL ENTITLEMENT

14.1	Rule 13 of the Plan will apply to the Virtual Plan.

15	GENERAL

15.1	Rule 14 (other than rule 14.1) of the Plan will apply to the Virtual Plan.